Exhibit 16.1

October 13, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Hampton Roads Bankshares, Inc's statements included under Item 4.01 of its Form 8-K filed on October 13, 2010 and we agree with such statements concerning our firm. We have no basis to, and therefore do not, agree or disagree with other statements made under Item 4.01.

YOUNT, HYDE & BARBOUR, P.C.

50 South Cameron Street
Winchester, VA 22604
(540) 662-3417                                                               Offices located in: Winchester, Middleburg. Leesburg. Culpeper, and Richmond, Virginia.
FAX (540) 6624211                                      Member: American Institute of Certified Public Accountants / Virginia Society of Certified Public Accountants